Exhibit 10.3(g)

HORACE MANN EDUCATORS CORPORATION
2010 Comprehensive Executive Compensation Plan

Performance-based Restricted Stock Units Agreement – Employee Grantee

This Restricted Stock Units Agreement (“Agreement”) (consisting of the Designations herein and the Restricted Stock Units Terms and Conditions attached hereto) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”) to you of performance-based Restricted Stock Units (“PBRSUs”) under the 2010 Comprehensive Executive Compensation Plan (as amended from time to time) (the “Plan”), as an employee of the Company. Capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in the Plan.

Designations:

Employee Grantee (“you”)    «First_NameLast_Name»

Grant Date:    «Date»

1.    PBRSU Grant Requirements

Target Number of PBRSUs Granted:     «Perf_Base_RSU___text»

Performance Period:      «Date»

Vesting: Except as otherwise provided in this Agreement, contingent upon both satisfaction of the Performance Goals set forth below at the end of the Performance Period and your continued employment through the end of the Performance Period, 100% of the earned PBRSUs shall become vested and nonforfeitable on «Date».

Performance Goals: Performance Goals are as follows:

(a)    Financial Goals

Relative(1) Measures	Weighting	Threshold(2)	Target(2)	Maximum(2)
TSR(3)	50%	25th%ile Ranking vs Peer Co’s	50th%ile Ranking vs Peer Co’s	90th%ile Ranking vs Peer Co’s
Operating ROE(4)	50%	25th%ile Ranking vs Peer Co’s	50th%ile Ranking vs Peer Co’s	90th%ile Ranking vs Peer Co’s

(1)    Based on a peer group comprised of Russell 2000 Index insurance companies, excluding brokerage, reinsurance, financial guarantee, and health companies.
(2)    Threshold award (25th percentile) is 50% of target LTI opportunity; Target award (50th percentile) is 100%; Maximum (90th percentile) is 200% of Target award. Awards for results between Threshold-Target and Target-Maximum will be interpolated.
(3)    Total Shareholder Return for the 3 year period. Measures from the average price 5 trading days before and 5 trading days after the beginning of the measurement period (1/1/23) to the average price 5 trading days before and 5 trading days after the end of the measurement period (12/31/25). (Source: S&P Market Intelligence)
(4)    Average annual Operating Income Return on Average Equity (excluding FAS 115) for the 3 years. (Source: S&P Market Intelligence)

(b)    ESG Modifier

Notwithstanding anything herein to the contrary, the earned PBRSUs of Employee Grantees who are Named Officers of the ESG Steering Committee (CEO, CFO, GC, CHRO, Chief Investment Officer, VP Investor Relations), as determined under subsection (a) above, are subject to a modifier ranging from -10% to +10% of the target number of PBRSUs granted, based on the achievement of ESG goals. (For clarity, PBRSUs earned under (a) above may be forfeited if target goals for ESG are not met during the Performance Period.) ESG goals shall be communicated separately to such Employee Grantees by the Compensation Committee. Attainment of ESG goals shall be determined by the Compensation Committee, in its sole discretion, at the end of the Performance Period.

Measures	Weighting
Environmental	25%
Social	50%
Governance	25%

Earned PBRSUs for performance levels between Threshold and Target performance levels and between Target and Maximum performance levels are calculated based on a straight-line interpolation.

Notwithstanding the attainment of any Performance Goals noted above, the Committee retains discretion to reduce the amount payable to you with respect to your PBRSUs, including to zero, if it determines such reduction to be necessary or appropriate in its sole discretion.

Notwithstanding anything herein (including the Terms and Conditions attached hereto) to the contrary, if you retire (as defined in Section 5(b) of the Terms and Conditions) after «Date», and are in good standing with the Company as of your retirement date, you will be treated as though you had satisfied the requirement to remain employed through the end of the Performance Period and your award will vest at the end of the Performance Period, subject to actual performance results, and will be settled as provided below.

2.    RSU Settlement

Subject to the Grant Requirements set forth above, the grant of PBRSUs includes a right to Dividend Equivalents, which shall become nonforfeitable and be settled at the same time and manner as the PBRSUs to which they relate. The term “PBRSUs” includes any Dividend Equivalents credited to you.

PBRSUs will be settled by delivery of one share of the Company’s Stock for each Unit being settled, as follows: (Administrator to check one)
___ No election to defer settlement has been made and the PBRSUs shall be settled as soon as administratively practicable after the date they become nonforfeitable, subject to the Terms and Conditions herein.
___ A valid election to defer settlement PBRSUs has heretofore been filed with the Company, and settlement shall be made in accordance with such election, whose terms are incorporated by reference.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized on this «Date».

HORACE MANN EDUCATORS CORPORATION
By: Marita Zuraitis President and Chief Executive Officer

____________________________________________________________________________________________________________________
EMPLOYEE ACKNOWLEDGMENT

By executing the Agreement, the undersigned hereby accepts and agrees to all the terms of the Plan, the attached Terms and Conditions, and this Agreement. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is permitted and shall be binding on the parties to this Agreement. I acknowledge that I have had an opportunity to consult with my own attorney and/or financial advisor concerning the financial and tax effects on me as a result of this Agreement.

Employee Name

Attachment: Restricted Stock Unit Terms and Conditions - March 8, 2023

HORACE MANN EDUCATORS CORPORATION
2010 Comprehensive Executive Compensation Plan

RESTRICTED STOCK UNITS TERMS AND CONDITIONS

    The Restricted Stock Units Agreement (“Agreement”) (consisting of the preceding Designations pages and the following Restricted Stock Units Terms and Conditions) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”) to you of performance-based Restricted Stock Units (“PBRSUs”) and/or service-vested Restricted Stock Units (SBRSUs) under the 2010 Comprehensive Executive Compensation Plan (as amended from time to time) (the “Plan”), as an employee of the Company. Capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in the Plan.

1.    General. By accepting the grant of the PBRSUs and SBRSUs, you agree to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or later amended), the terms of which are incorporated herein by this reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) or its delegate may make from time to time. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan govern.
2.    Account for You as Employee Grantee. The Company shall maintain a bookkeeping account for you (the “Account”) reflecting the number of PBRSUs and SBRSUs granted hereunder, and adjusted for any Dividend Equivalents or other adjustments to the PBRSUs and SBRSUs or any settlement or forfeiture thereof.

3.    Settlement in General; Six-month Delay for Specified Employees. Settlement of PBRSUs and SBRSUs for which no valid deferral election is in effect shall be made in shares of Stock as soon as practicable following the date such PBRSUs and SBRSUs vest and become nonforfeitable, except as provided in Paragraph 5. Settlement of PBRSUs and SBRSUs for which a valid deferral election is in effect shall be made in shares of Stock in accordance with such deferral election. Notwithstanding the foregoing provisions of this Paragraph 3, if you are a Specified Employee on the date of Separation from Service, any PBRSUs and SBRSUs subject to Section 409A of the Internal Revenue Code of 1986 becoming subject to settlement on account of Separation from Service shall not be settled earlier than the first day of the seventh month following your Separation from Service, or if earlier, the date of your death or disability.

4.    Nontransferability and Other Limitations. Except as otherwise permitted under the Plan, until PBRSUs and/or SBRSUs have been settled, you may not transfer the PBRSUs and/or SBRSUs or any rights relating thereto to any third party other than by will or the laws of descent and distribution. Sales of shares of Stock delivered in settlement of PBRSUs and SBRSUs will be subject to any Company policy regulating trading by employees. Additional events could result in forfeiture or loss of the PBRSUs and SBRSUs.

5.    Separation from Service; Death, Disability, Retirement; Change in Control Except as provided below in this Paragraph 5, if you have a Separation from Service for any reason, prior to satisfying the PBRSU and/or SBRSU Grant Requirements set forth on the preceding Designations pages, any unvested PBRSUs and/or SBRSUs shall thereupon be forfeited immediately.

(a)Death or Disability.

(i)PBRSUs. If you die or incur a disability (as defined below) prior to the end of the applicable Performance Period, the number of your earned PBRSUs shall be a pro rata portion of the number of PBRSUs that would have been earned if you had remained employed (and not become disabled, as applicable) throughout the Performance Period, determined assuming Target performance. The earned PBRSUs shall be vested and nonforfeitable and shall be settled in accordance with the terms on the preceding Designations pages under “Settlement” and Paragraph 3 hereof. The pro rata portion shall be determined by multiplying the number of PBRSUs that would have been so earned by a fraction (the “Proration Fraction”), the numerator of which is the number of days you were employed prior to your death or disability during the Performance Period, and the denominator of which is the total number of days in the Performance Period. You will be “disabled” for purposes of this Paragraph 5(a) if you have a disability (as determined under Treasury Regulations Section 1.409A-3(i)(4)).

(ii)SBRSUs. If you die or incur a disability (determined in the manner described below), your unvested SBRSUs shall thereupon become vested and no longer subject to forfeiture immediately and shall be settled in accordance with the terms on the preceding Designations pages under “Settlement” and Paragraph 3 hereof. The determination of disability under the Company’s long-term disability policy applicable to you (or which would be applicable if you had elected coverage) shall govern whether you are considered to have incurred a disability.

(b)Retirement.

(i)PBRSUs. If you Retire (as defined below) at least one year after the Grant Date and prior to the expiration of the Performance Period, the number of your earned PBRSUs shall be a pro rata portion of the number of PBRSUs that would have been earned if you had remained employed throughout the Performance Period, determined based on actual performance, which PBRSUs shall be vested and nonforfeitable and shall be settled at the expiration of the Performance Period, subject to Paragraph 5(a) above, in accordance with the terms on the preceding Designations pages under “Settlement” and Paragraph 3 hereof. The pro rata portion of such earned PBRSUs shall be determined by multiplying the number of PBRSUs that would have been earned times the Proration Fraction (as defined above). If you Retire less than one year after the Grant Date, your PBRSUs shall be forfeited. You shall be deemed to have “Retired” upon Separation from Service (this excludes separating from employment due to death, disability, or for Cause (as defined in Section 11.03 of the Plan)) on or after the earlier of (x) your attainment of 65 years of age and at least 5 years of service with the Company or (y) your attainment of age 55 and at least 10 years of service with the Company.

(ii)SBRSUs. If you Retire (as defined above) one year or more after the Grant Date, a portion of your unvested SBRSUs shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with the terms on the preceding Designations pages under “Settlement” and Paragraph 3 hereof. The portion that vests when you Retire shall be determined by (x) multiplying the number of SBRSUs granted (as shown on the Designations page) by a fraction, the numerator of which is the number of months elapsed since the Grant Date (for example, if the Grant Date is March 15, one month elapses as of the 14th of each subsequent month) and the denominator of which is 36, and then (y) subtracting the number of SBRSUs that became vested prior to the date you Retired. If you Retire less than one year after the Grant Date, your unvested SBRSUs shall be forfeited.

(iii)Notwithstanding the foregoing, all PBRSUs and SBRSUs shall be forfeited in the event of a termination of service for Cause (as defined in Section 11.03 of the Plan).

(j)Change in Control.

(i)PBRSUs. If on or after the occurrence of a Change in Control (as defined in Section 3.08(b) of the Plan), but prior to the first anniversary of the effective date of the Change in Control and prior to the expiration of the Performance Period, you (x) have an involuntary Separation from Service the Company other than for Cause (as defined in Section 11.03 of the Plan) and other than on account of death or disability (as provided in Paragraph 5(a)), or (y) have a voluntary termination for Good Reason (as defined below), then any unearned PBRSUs shall be deemed earned at the Target level and shall be immediately vested and no longer subject to forfeiture, and shall be settled in accordance with the terms on the preceding Designations pages under “Settlement” and Paragraph 3 hereof. For purposes hereof, “Good Reason” means the occurrence any one or more of the following actions or omissions after a Change in Control and without your written consent: (A) a material reduction in your base compensation (i.e., base salary and annual incentive); (B) the Company’s requiring you to be based at any office or location more than 50 miles from the location at which you were based prior to the date of the Change in Control, and also farther from your residence than the location at which you were based prior to the date of the Change in Control; or (C) any material adverse change in your responsibilities (including offices, titles, and reporting responsibilities) or duties.

(ii)SBRSUs. If on or after the occurrence of a Change in Control (as defined in Section 3.08(b) of the Plan), but prior to the first anniversary of the effective date of the Change in Control and prior to the expiration of the Performance Period, you (x) have an involuntary Separation from Service the Company other than for Cause (as defined in Section 11.03 of the Plan) and other than on account of death or disability (as provided in Paragraph 5), or (y) have a voluntary termination for Good Reason

(as defined above), your unvested SBRSUs shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with the terms on the preceding Designations pages under “Settlement” and Paragraph 3 hereof.

(iii)In order for you to have a termination of service for Good Reason, you must notify your employer of the event constituting such Good Reason within 90 days of the occurrence of such event. A delay in the delivery of such notice shall waive your right under this Agreement to terminate employment for Good Reason. The employer shall have 30 days to cure the event constituting Good Reason and you shall terminate employment upon the lapse of the cure period if no cure is effected.

6.    Dividend Equivalents and Adjustments.
(a)    Dividend Equivalents. Dividend Equivalents will be credited on PBRSUs and SBRSUs (other than PBRSUs and SBRSUs that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional PBRSUs and SBRSUs, as applicable. Such crediting shall be as follows, except that the Committee, in its discretion, may vary the crediting medium (for example, by crediting cash dividend equivalents rather than additional PBRSUs and SBRSUs for administrative convenience), and Dividend Equivalents so credited will be distributed or settled when the underlying Account is settled:

(i)    Cash Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of cash, then additional PBRSUs and SBRSUs, as applicable, shall be credited to your Account (in lieu of payment or crediting of cash dividend equivalents) in a number equal to the number of PBRSUs and SBRSUs credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)    Non-Stock Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional PBRSUs and SBRSUs, as applicable, shall be credited to your Account as of the payment date for such dividend or distribution in a number equal to the number of PBRSUs and SBRSUs credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii)     Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional PBRSUs and SBRSUs, as applicable, shall be credited to your Account as of the payment date for such dividend or distribution or forward split equal to the number of PBRSUs and SBRSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)    Adjustments. The number of PBRSUs and SBRSUs, as applicable, credited to your Account shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to PBRSUs and SBRSUs or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 12.05 of the Plan or otherwise, in the discretion of the Committee.

7.    Your Representations and Warranties.

    (a)    You acknowledge receipt of the Form S-8 Prospectus for the Plan in connection with the grant of PBRSUs and SBRSUs. Upon request, a copy of the Plan document will also be provided. As a condition to the settlement of the PBRSUs and SBRSUs, the Company may require you to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

(b)    Covenants. As a condition to the settlement of the PBRSUs and SBRSUs, you agree as follows:

(i)Confidentiality. During your employment with the Company and for at least three (3) years thereafter, or such longer period as may be permitted by applicable law, you agree not to disclose any “Confidential Information” which you acquire or develop as an employee of the Company to any other person or entity, or use such information in any manner other than in the interest of the Company and its affiliates. “Confidential Information” shall mean information, material and trade secrets, including as defined by the Illinois Trade Secrets Act, maintained by the Company or any related or affiliated entity of the Company or designated as confidential by the Company, whether or not owned or developed by the Company, which you have obtained knowledge of or access to, through or as a result of the services provided to the Company or to any related or affiliated entity of the Company. Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): data, documentation, diagrams, flow charts, formulas, research, economic and financial analysis, developments, processes, procedures, “know how,” marketing techniques and materials, marketing and development plans, customer names and other non-public information related to customers, employees, price lists, pricing policies, Company-derived market information and financial information.

(ii)Non-Solicitation. You shall not, during your employment with the Company or for a period of twelve (12) months after your termination of employment with the Company: (A) on your own behalf or on behalf of any person, firm, business organization or entity, directly or indirectly, solicit (or communicate with) for the purpose of offering products or services similar to or competitive with any product or service offered by the Company or its affiliates: (x) any school, school system, school district, college, educational association or other business organization which has an established relationship with the Company or its affiliates for purposes of marketing the Company’s or its affiliates’ products and services to its employees and with which you had material contact at any time during the two (2) years immediately preceding your last day of employment with the Company, or (y) any individual policyholder or other customer of the Company’s or its affiliates’ products or services with whom you had material contact at any time during the two (2) years immediately preceding your last day of employment with the Company; or (B) directly or indirectly solicit for employment, attempt to employ or affirmatively assist any other person, firm, business organization or entity in employment or soliciting for employment any person employed or hired by the Company during the six (6) months immediately preceding your last day of employment with the Company.

(iii)Non-Disparagement. During your employment with the Company and following your termination of employment with the Company, you will refrain from directly, indirectly or anonymously making or causing to be made any statements or comments (through the internet, industry outlets or channels, social media, television, radio, print media, or before or to any other audience (including to current, former or prospective customers or employees of the Company or its affiliates) that defame or disparage the Company or its affiliates (including its officers, directors, employees, or agents and any of its products or services) in any way, with respect to any matter through communications that (A) state or imply that the services or business practices of the Company or its affiliates are or were inconsistent with industry standards, unlawful or otherwise improper, or (B) harass, threaten, or make knowingly false statements against representatives, officers, directors or employees of the Company or its affiliates.

(iv)Notwithstanding the foregoing, nothing in the preceding paragraphs shall be construed to limit your right, if any, under Section 7 of the National Labor Relations Act and/or other applicable laws to discuss the terms and conditions of your employment or to engage in protected concerted activity as defined by law. In addition, nothing in the preceding paragraphs shall be construed to prohibit you from first (or later) reporting, or assisting in the reporting or investigation, of possible violations of federal or state law or regulation to any governmental agency or self-regulatory organization, or making other disclosures that reasonably may be protected under whistleblower or other provisions of any applicable federal or state law or regulation. Authorization by, or notice to, the Company is not required for any such reports or disclosures.

If you violate any of the representations and covenants described in this Section 7, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, forfeiture of any PBRSUs and SBRSUs which have not yet been settled and, with respect to any PBRSUs and SBRSUs which have been settled, recoupment of any gain, plus reasonable interest thereon, recognized by you upon the sale of shares of Stock acquired by you upon the vesting of such PBRSUs or SBRSUs. You acknowledge that violation of the representations and covenants described in this Section 7 would cause irreparable harm to the Company and the Company may also take any action at equity or in law to enforce such covenants.

8.    Miscellaneous.

(a)    Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. The Plan, this Agreement and any deferral election relating to the

PBRSUs and SBRSUs constitute the entire agreement between the parties with respect to the PBRSUs and SBRSUs, and supersede any prior agreements or understandings with respect to the PBRSUs and SBRSUs. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which materially impairs your rights with respect to the PBRSUs and SBRSUs shall be valid unless expressed in a written instrument executed by you. Any amendment, alteration, suspension or termination required by law or the terms of any Agreement to which the Company is a party, or necessary to preserve or improve the tax status of the PBRSUs and SBRSUs for you shall be deemed not to materially impair your rights with respect to the PBRSUs and SBRSUs.

(b)    No Promise of Continued Employment. The PBRSUs and SBRSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)    Recoupment. All rights granted and/or shares of Stock delivered under this Agreement are subject to recoupment under the Company’s recoupment policy as in effect from time to time.

(d)    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(e)    Fractional PBRSUs and SBRSUs and Shares. The number of PBRSUs and SBRSUs credited to your Account shall include fractional PBRSUs and SBRSUs calculated to at least two decimal places, unless otherwise determined by the Committee. Upon settlement of any PBRSUs and SBRSUs you shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such PBRSUs and SBRSUs.

(f)    Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time the PBRSUs and SBRSUs become subject to tax, the Company will withhold from any shares deliverable in settlement of the PBRSUs and SBRSUs (or if the PBRSUs and SBRSUs become subject to tax prior to the settlement date, the Company will reduce the number of PBRSUs and SBRSUs in your Account), in accordance with Section 12.06 of the Plan, the number of whole shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. You will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the PBRSUs and SBRSUs upon vesting or settlement or otherwise.

(g)     Unfunded Obligations. The grant of the PBRSUs and SBRSUs and the maintenance of your Account shall be by means of bookkeeping entries on the books of the Company and shall not create for you any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you. With respect to your entitlement to any distribution hereunder, you shall be a general creditor of the Company.

(h)    Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Chief Human Resources Officer, and any notice to you shall be addressed to you at your address as then appearing in the records of the Company.

(i)    No Shareholder Rights. You and any Beneficiary shall not have any rights with respect to Stock (including voting rights) covered by this Agreement prior to the settlement of the PBRSUs and SBRSUs and distribution of the shares of Stock as specified herein.

Effective: March 8, 2023